Robert G. Zack                                       [logo]   OppenheimerFunds
Senior Vice President &                                 OppenheimerFunds, Inc.
Assistant Secretary                         Two World Trade Center, 34th Floor
                                                       New York, NY 10048-0203
                                                              Tel 212.323.0200









April 19, 2001



The Board of Trustees
Oppenheimer Concentrated Growth Fund
Two World Trade Center
New York, New York 10048-0203

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") herewith purchases 10,000 Class A shares of Oppenheimer Concentrated Growth Fund (the "Fund") at a net asset value per share of $10.00 for such class, for an aggregate purchase price of $100,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                Very truly yours,

                             OppenheimerFunds, Inc.


                                /s/ Robert G.Zack

                                    -----------------------------------
                                    Robert G. Zack,
                                    Senior Vice President & Assistant Secretary